EXHIBIT 99.M

SECURED PROMISSORY NOTE

$4,024,500	July 31, 2013

Granite Falls, Minnesota

FOR VALUABLE CONSIDERATION RECEIVED, the undersigned, GRANITE FALLS ENERGY, LLC, a Minnesota limited liability company (“Borrower”), promises to pay to the order of Roland (Ron) J. Fagen and Diane K. Fagen (collectively, “Holder”), the principal sum of Four Million Twenty-Four Thousand Five Hundred Dollars ($4,024,500) with interest on the unpaid principal balance hereof, from the date hereof until this Secured Promissory Note (“Note”) is paid in full in the following manner and upon the following terms and conditions.

1.                                      Payment.  On August 30, 2013 (the “Maturity Date”), Borrower shall pay to the Holder the entire principal balance plus all interest that shall have accrued on the outstanding principal balance at a rate of [4%] per annum.  Such payment shall be made to the Holder of this Note in immediately available United States funds by wire to an account designed by Holder or, if Holder does not upon request of Borrower designate an account, such payment shall be delivered to Holder at P.O. Box 159, 501 West Highway 212, Granite Falls, MN 56242 or at such other place as Holder shall have designated to Borrower in writing.

2.                                      Prepayment.  Borrower may prepay all or any portion of this Note at any time or times prior to the Maturity Date and in any amount without premium or penalty.

3.                                      Events of Default.  This Note shall become due and payable immediately, without notice, upon the occurrence of one or more of the following events (each an “Event of Default”):

(a)                                  Borrower fails to pay when due any amount due under this Note; or

(b)                                  Borrower shall breach any provision of that certain Membership Interest Purchase Agreement, including, without limitations, the restrictions and obligations contained Section 4.4 thereof.

4.                                      Remedies; Security.  Upon an Event of Default, Holder may declare that all unpaid principal and interest due under this Note are due and payable immediately (without presentment, notice or demand), and Holder shall have the right to exercise and enforce any or all rights or remedies available to Holder in law or equity.  Borrower shall also pay all reasonable costs of collection, including reasonable attorneys’ fees, if any payment due hereunder is not made when due, or any other Event of Default occurs, whether or not litigation is commenced.  This Note was entered into in connection with that certain Membership Interest Purchase Agreement, dated as of even date herewith between Holder and Borrower, pursuant to which, among other things, in Section 4.4 thereof Borrower has granted to Holder a first priority security interest in the membership interests of Project Viking, L.L.C. (the “Security Agreement”).  This Note shall be secured by the Security Agreement, as the same may be amended from time to time.

5.                                      Waiver; Delay; Partial Exercise.  Borrower waives demand, presentment, notice of non-payment, dishonor, protest, and notice of protest, and will continue to remain liable to pay the unpaid principal balance of the indebtedness evidenced by this Note, if the Note is extended, renewed, or modified.  No delay or omission on the part of Holder in exercising any power or right hereunder will impair such right or power or be construed to be a waiver thereof or acquiescence in default, nor shall any single or partial exercise of such power or right hereunder preclude any full exercise of such power or right or of any other power or right.  To be effective, any waiver must be in writing and signed by Holder.

6.                                      Successors and Assigns.  This Note shall inure to the benefit of the heirs, successors and assigns of Holder and be binding upon Borrower and its successors and assigns, provided that Borrower may not assign or transfer this Note without the prior written consent of Holder.

7.                                      Governing Law.  This Note shall be governed by the laws of the State of Minnesota without regard to the conflict of laws principles thereof.

8.                                      Unenforceability.  If any provision of this Note shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provisions and of the entire Note shall not be affected thereby.

9.                                      Entire Agreement.  This Note, and the Security Agreement contained within the Membership Interest Purchase Agreement, represent the complete agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements and understandings regarding the subject matter hereof.  No amendment to this Note shall be valid unless made in a written amendment executed on behalf of Borrower and Holder.

IN WITNESS WHEREOF, this Note has been executed as of the date first above written.

BORROWER:

GRANITE FALLS ENERGY, LLC

By:	/s/ Paul Enstad
Its:	Chairman